                                                                Exhibit 12.1
                                                                Exhibit 12.2


      CALCULATION OF THE RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                             Six Months Ended                              Year Ended
                                                 June 30                                   December 31
                                           (Amounts in Millions)                       (Amounts in Millions)
                                              1995       1996           1991         1992        1993        1994        1995

Earnings (Loss) from continuing businesses   $112.6     $100.2          $82.8       ($66.3)     $66.6       $265.8       $8.2
 before income taxes                         -----------------          -----------------------------------------------------

Fixed Charges:
 Amortized finance costs                       $0.1       $0.5           $0.3         $0.3       $0.3         $0.2       $0.2
 Interest expense                             $16.9      $12.5          $45.8        $41.6      $38.0        $28.3      $34.0
 Operating leases (1/3 of rent expense)        $3.1       $2.2           $6.9         $8.2       $6.3         $6.0       $6.0
                                             -----------------          -----------------------------------------------------


Total Fixed Charges (excluding Preferred      $20.1      $15.2          $53.0        $50.1      $44.6        $34.5      $40.2
 Stock Dividends)                            =================          =====================================================

Adjusted Earnings (Loss) from continuing     $132.7     $115.4         $135.8       ($16.2)    $111.2       $300.3      $48.4
 businesses before income taxes              =================          =====================================================
 (excluding Preferred Stock Dividends)

                                             =================          =====================================================
Ratio of Earnings from continuing            6.60         7.59           2.56       N/A(1)       2.49         8.70       1.20
 businesses to fixed charges                 =================          =====================================================

Preferred Dividends (3)                      $9.4        $8.9           $19.4        $19.3      $19.2        $19.0      $18.8

Ratio of Earnings from continuing            =================          =====================================================
 businesses to fixed charges and             4.50         4.79           1.88       N/A(1)       1.74         5.61      N/A(2)
 Preferred Stock Dividends                   =================          =====================================================



(1) Adjusted Earnings were inadequate to cover Fixed Charges by $66.3 million and Fixed Charges plus Preferred Stock Dividends by $85.6 million.
(2) Adjusted Earnings were inadequate to cover Fixed Charges plus Preferred Stock Dividends by $10.6 million.
(3) In 1995, the Preferred Dividend for the six months are an allocation of the total year dividends.